EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts” in the Registration Statement (Form S-4) and related Prospectus of LifePoint Hospitals, Inc. for the registration of $1,100,000,000 of its 5.5% Senior Notes due 2021 and to the incorporation by reference therein of our reports dated February 14, 2014, with respect to the consolidated financial statements of LifePoint Hospitals, Inc. and the effectiveness of internal control over financial reporting of LifePoint Hospitals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Nashville, Tennessee

July 11, 2014